Exhibit 10.15
AMENDMENT TO THE
FIRSTMERIT CORPORATION
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
     WHEREAS, FirstMerit Corporation, an Ohio corporation (the “Corporation”), adopted the FirstMerit Corporation Executive Supplemental Retirement Plan (the “Plan”), originally effective as of February 13, 1987, and amended and restated effective as of August 28, 1995, January 1, 2001 and December 31, 2008; and
     WHEREAS, Section 9.07 of the Plan provides that the Corporation may amend the Plan from time to time, provided that such amendment does not reduce the benefits or rights of any Member (as defined in the Plan) or his Beneficiary (as defined in the Plan) accrued prior to the date of such amendment; and
     WHEREAS, the Corporation desires to make certain amendments to the Plan;
     NOW, THEREFORE, the Corporation hereby amends the Plan, effective as of January 8, 2009, by:
1. Deleting Section 2.03 in its entirety and by substituting therefor the following:
     “Section 2.03 “Attained Age” shall mean the age of a Member as of his or her last birthday. Notwithstanding the foregoing, for purposes of Section 4.02, the Attained Age of the CEO shall be increased by six (6) years, unless the CEO’s employment is terminated for Cause (as such term is defined in the CEO Employment Agreement).”
2. Deleting Section 2.37 in its entirety and by substituting therefor the following:
     “Section 2.37 For purposes of determining a Member’s Vested Percentage, a “Year of Service” shall mean a period of twelve (12) consecutive months commencing on the date that an employee of the Employer first becomes a Member of this Plan, or on any anniversary of such date, during which the Member completes at least One Thousand (1,000) Hours of Service (as defined in the Qualified Plan); provided, however, that the Committee, in its sole discretion, may credit a Member with Years of Service for purposes of determining such Member’s Vested Percentage with respect to any period prior to the date that the Member first became a Member of this Plan, regardless of whether the Member was an employee of the Employer during all or a portion of such prior period. Notwithstanding the foregoing, for purposes of calculating his Vested Percentage, the CEO shall be credited with six (6) additional Years of Service, unless the CEO’s employment is terminated for Cause (as such term is defined in the CEO Employment Agreement).”
4. Deleting Section 2.08 in its entirety and by substituting therefor the following:
     “Section 2.08 “CEO” shall mean the Chief Executive Officer of FirstMerit Corporation as of January 8, 2009.”
5. The provisions of this Amendment that relate to Paul Greig shall only be modified or further amended upon the mutual agreement of the Corporation and Paul Greig.

     IN WITNESS WHEREOF, this Amendment is adopted this 8th day of January, 2009.

FIRSTMERIT CORPORATION

By:	/s/ Christopher J. Maurer
Print Name: Christopher J. Maurer — H.R.
Title: Executive Vice President

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